UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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SUPREME INDUSTRIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPREME INDUSTRIES, INC.

2581 East Kercher Road

P.O. Box 237

Goshen, IN 46528

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 2, 2005

To Shareholders of

SUPREME INDUSTRIES, INC.

The (rescheduled) Annual Meeting of Shareholders of Supreme Industries, Inc. (the “Company”) will be held at the Courtyard by Marriott, 1930 Lincolnway East, Goshen, Indiana on June 2, 2005 at 10:00 a.m. (Indiana time) for the following purposes:

1.                                       To elect nine directors to serve until the next annual meeting of shareholders and until their respective successors shall be elected and qualified;

2.                                       To consider and vote upon proposed clarifying amendments to the Company’s 2004 Stock Option Plan, 2001 Stock Option Plan, and 1998 Stock Option Plan;

3.                                       To ratify the selection of Crowe Chizek and Company LLC as Independent Registered Public Accounting Firm; and

4.                                       To transact such other business as may properly come before the meeting and any adjournment thereof.

Information regarding matters to be acted upon at this meeting is contained in the accompanying Proxy Statement. Only shareholders of record at the close of business on May 2, 2005 are entitled to notice of, and to vote at, the meeting and any adjournment thereof.

All shareholders are cordially invited to attend the meeting. Whether or not you plan to attend, please complete, sign, and return promptly the enclosed proxy in the accompanying addressed envelope for which postage is prepaid. You may revoke the proxy at any time before the commencement of the meeting.

By Order of the Board of Directors

William J. Barrett
Secretary

Goshen, Indiana

May 3, 2005

IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. PLEASE COMPLETE, SIGN, AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING.

SOLICITATION OF PROXIES

This Proxy Statement and accompanying Proxy, which were first mailed to shareholders on or about March 25, 2005, are furnished to shareholders in connection with the solicitation of proxies by the Board of Directors of Supreme Industries, Inc. (the “Company”) for use at the Annual Meeting of Shareholders to be held at the Courtyard by Marriott, 1930 Lincolnway East, Goshen, Indiana, on June 2, 2005 at 10:00 a.m. (Indiana time), or at any adjournment thereof.  The Notice of Meeting, the form of Proxy, and this Proxy Statement are being mailed to the Company’s shareholders on or about May 3, 2005.

The expense of proxy solicitation will be borne by the Company.  Although solicitation is to be made primarily through the mail, the Company’s officers and/or employees and those of its transfer agent may solicit proxies by telephone or personal contact, but in such event no additional compensation will be paid by the Company for such solicitation material regarding the meeting to beneficial owners of the Company’s Common Stock, and in such event the Company will reimburse them for all accountable costs so incurred.

A copy of the 2004 Annual Report to Shareholders of the Company for its fiscal year ended December 25, 2004, was sent to the Company’s shareholders with the proxy materials earlier mailed on or about March 25, 2005, but such Report does not form any part of the information for solicitation of proxies.

RECORD DATE AND VOTING SECURITIES

The Board of Directors of the Company has fixed the close of business on May 2, 2005, as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting.  As of the record date, there were 10,383,424 shares of Class A Common Stock and 2,109,133 shares of Class B Common Stock of the Company issued and outstanding. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock as of the record date is necessary to constitute a quorum at the Annual Meeting with respect to matters upon which both classes of Common Stock are entitled to vote.

ACTION TO BE TAKEN AND VOTE REQUIRED

Action will be taken at the meeting to elect a Board of Directors, to approve certain amendments to the Company’s 2004, 2001, and 1998 Stock Option Plans (the “Stock Option Plans”), and to ratify the selection of Crowe Chizek and Company LLC as Independent Registered Public Accounting Firm.  The proxy will be voted in accordance with the directions specified thereon, and otherwise in accordance with the judgment of the persons designated as proxies. Any proxy on which no directions are specified will be voted for the election of directors named herein, and otherwise in accordance with the judgment of the persons designated as proxies. Any person executing the enclosed proxy may nevertheless revoke it at any time prior to the actual voting thereof by filing with the Secretary of the Company either a written instrument expressly revoking it or a duly executed proxy bearing a later date.  Furthermore, such person may nevertheless elect to attend the meeting and vote in person, in which event the proxy will be suspended.

The Company’s Certificate of Incorporation authorizes two classes of $.10 par value Common Stock (designated Class A and Class B) as well as one class of $1.00 par value preferred stock. No shares of the preferred stock are outstanding. In voting on all matters expected to come before the meeting, a shareholder of either Class A or Class B Common Stock will be entitled to one vote, in person or by proxy, for each share held in his name on the record date, except that the holders of Class A Common Stock shall be entitled to elect that number (rounded down) of directors equal to the total number of directors to be elected divided by three, i.e., three directors, and the holders of Class B Common Stock shall be entitled to elect the remaining directors. The election of three directors by the holders of the Class A Common Stock requires the affirmative vote of a majority of the shares of Class A Common Stock represented in person or by proxy at a meeting at which a majority of the outstanding Class A shares is present. The approval of the proposed amendments to the Company’s Stock Option Plans and the ratification of the selection of auditors require the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock present, in person or by proxy, at the annual meeting. The Company’s Certificate of Incorporation prohibits cumulative voting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tabulation sets forth the names of those persons who are known to Management to be the beneficial owners as of May 2, 2005 of more than five percent of the Company’s Class A or Class B Common Stock. Such tabulation also sets forth the number of shares of the Company’s Class A or Class B Common Stock beneficially owned as of May 2, 2005 by all of the Company’s directors and nominees (naming them) and all directors and officers of the Company as a group (without naming them). Persons having direct beneficial ownership of the Company’s Common Stock possess the sole voting and dispositive power in regard to such stock. Class B Common Stock is freely convertible on a one-for-one basis into an equal number of shares of Class A Common Stock, and ownership of Class B shares is deemed to be beneficial ownership of Class A shares under Rule 13d-3(d)(1) promulgated under the Securities Exchange Act of 1934.  As of May 2, 2005, there were 10,383,424 Class A shares and 2,109,133 Class B shares outstanding.

The following tabulation also includes Class A shares covered by options granted under the Company’s 2004, 2001 and 1998 Stock Option Plans, which options are collectively referred to as “Stock Options”. The Stock Options have no voting or dividend rights.

Name and Address	Title	Amount and Nature of		Percent of
of Beneficial Owner	Class	Beneficial Ownership		Class (1)

Wellington Management Company, LLP	Class A	1,018,000		9.8%
75 State Street
Boston, MA 02109

Wilen Management Company, Inc.	Class A	689,363		6.6%
2360 West Joppa Road, Suite 226
Lutherville, MD 21093

Eubel Brady & Suttman Asset Management,	Class A	597,530		5.8%
Inc., Ronald L. Eubel, Mark E. Brady, Robert J.
Suttman, William E. Hazel, and Bernard J.
Holtgrieve
7777 Washington Village Drive, Suite 210
Dayton, OH 45459

William J. Barrett	Class A	1,307,853	(2)(4)(6)	11.8%
636 River Road	Class B	625,296	(4)	29.6%
Fair Haven, NJ 07704

Herbert M. Gardner	Class A	951,609	(2)(3)(6)	8.6%
636 River Road	Class B	545,914	(3)	25.9%
Fair Haven, NJ 07704

Thomas Cantwell	Class A	717,721	(2)(6)	6.5%
#1 McGill St., Apt. 1010	Class B	700,946		33.2%
Montreal, Quebec, Canada H2Y 4A3

Omer G. Kropf	Class A	685,890	(2)	6.6%
2581 East Kercher Road
Goshen, IN 46528

Robert J. Campbell	Class A	132,571	(2)(5)(6)	1.3%
15690 Treasure Cove	Class B	44,044		2.1%
Bullard, TX 75757

Robert W. Wilson	Class A	121,252	(2)	1.2%
2581 East Kercher Road
Goshen, IN 46528

H. Douglas Schrock	Class A	91,564	(2)	*
68143 Clunette Street
New Paris, IN 46553

Mark C. Neilson	Class A	2,833	(2)	*
1361 Bridgewater Way
Mishawaka, IN 46545

Arthur M. Borden	Class A	19,685		*
575 Madison Avenue, 22nd Floor
New York, NY 10022

Name and Address	Title	Amount and Nature of		Percent of
of Beneficial Owner	Class	Beneficial Ownership		Class (1)

Jeffery D. Mowery	Class A	16,500	(2)	*
2581 East Kercher Road
Goshen, IN 46528

All directors and officers as a group of (10) persons	Class A	4,047,478	(2)(3)(4)(5)(6)	32.2%
	Class B	1,916,200	(3)(4)	90.9%

* Less than 1%

(1)  The percentage calculations have been made in accordance with Rule 13d-3(d)(1) promulgated under the Securities Exchange Act of 1934. In making these calculations, shares beneficially owned by a person as a result of the ownership of Stock Options, or ownership of Class B Common Stock, were deemed to be currently outstanding solely with respect to the holders of such options or Class B shares.

(2)  Includes the number of Class A Shares set forth opposite the persons named in the following table which shares are beneficially owned as a result of the ownership of Stock Options under the Company’s 2004, 2001, and 1998 Stock Option Plans.

Stock
Options

Omer G. Kropf	51,333
Herbert M. Gardner	77,000
William J. Barrett	77,000
Robert W. Wilson	34,833
Robert J. Campbell	11,000
Thomas Cantwell	11,000
H. Douglas Schrock	7,333
Mark C. Neilson	1,833
Jeffery D. Mowery	16,500
All directors and officers as a group	287,832

(3)   Includes 9,663 shares of Class A Common Stock and 56,592 shares of Class B Common Stock owned by Mr. Gardner’s wife. Mr. Gardner has disclaimed beneficial ownership of these shares.

(4)   Includes 81,686 shares of Class A Common Stock and 9,849 shares of Class B Common Stock owned by Mr. Barrett’s wife. Mr. Barrett has disclaimed beneficial ownership of these shares.

(5)   Includes 410 shares of Class A Common Stock owned beneficially by Mr. Campbell’s wife, as custodian for their children. Mr. Campbell has disclaimed beneficial ownership of these shares.

(6)   Includes the number of shares of Class A Common Stock which are deemed to be beneficially owned as a result of ownership of shares of Class B Common Stock, which Class B shares are freely convertible on a one-for-one basis into Class A shares.

Depositories such as The Depository Trust Company (Cede & Company) as of May 2, 2005 held, in the aggregate, more than 5% of the Company’s then outstanding Class A voting shares. The Company understands that such depositories hold such shares for the benefit of various participating brokers, banks, and other institutions which are entitled to vote such shares according to the instructions of the beneficial owners thereof. The Company has no reason to believe that any of such beneficial owners hold more than 5% of the Company’s outstanding voting securities.

ELECTION OF DIRECTORS

Nine directors are to be elected at the Annual Meeting of Shareholders. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees shown below for the term of one year and until their successors are duly elected and have qualified. The Company’s Board of Directors is currently comprised of nine members. Of the persons named below, Messrs. Schrock, Neilson, and Borden have been nominated for election by the holders of Class A Common Stock, and the remaining persons have been nominated for election by the holders of Class B Common Stock. The nominees for election by holders of Class A Common Stock were recommended to the Board of Directors by a majority of the independent directors of the Board.

Messrs. Gardner, Barrett, Kropf and Wilson were the executive officers of the Company as of December 25, 2004. Officers are elected annually by the Board of Directors at the Annual Meeting of Directors held immediately following the Annual Meeting of Shareholders.

Although it is not contemplated that any nominee will be unable to serve as a director, in such event the proxies will be voted by the holders thereof for such other person as may be designated by the current Board of Directors. The Management of the Company has no reason to believe that any of the nominees will be unable or unwilling to serve if elected to office, and to the knowledge of Management, the nominees intend to serve the entire term for which election is sought.

There are no family relationships by blood, marriage, or adoption between any director or executive officer, except Mr. Schrock who is Mr. Barrett’s brother-in-law.

Only nine nominees for director are named, even though the Company’s bylaws allow a maximum of fifteen, since the proposed size of the board is deemed adequate to meet the requirements of the Board of Directors. The proxies given by the Class A shareholders cannot be voted for more than three persons, and the proxies given by the Class B shareholders cannot be voted for more than six persons. The information set forth below with respect to each of the nominees has been furnished by each respective nominee.

	Executive	Positions With
Name, Age, and Business Experience	Officer Since	Company

Herbert M. Gardner, 65
Executive Vice President of Barrett-Gardner Associates, Inc., an investment banking firm since November 2002 and previously Senior Vice President of Janney Montgomery Scott LLC, investment bankers; Chairman of the Board of the Company since 1979 and President of the Company since June 1992; Director of Rumson-Fair Haven Bank and Trust Company, a New Jersey state independent, commercial bank and trust company; Also a Director of Nu Horizons Electronics Corp., an electronic component distributor; TGC Industries, Inc., a company engaged in the geophysical services industry; and Co-Active Marketing Group, Inc., a marketing and sales promotion company.

	1979	Chairman of the Board and President

William J. Barrett, 65
President of Barrett-Gardner Associates, Inc., an investment banking firm since November 2002 and previously Senior Vice President of Janney Montgomery Scott LLC, investment bankers; Secretary and Assistant Treasurer of the Company and a Director since 1979 and Executive Vice President (Long Range and Strategic Planning) of the Company since 2004; Chairman of the Board and Director of Rumson-Fair Haven Bank and Trust Company, a New Jersey state independent, commercial bank and trust company; and a Director of TGC Industries, Inc., a company engaged in the geophysical services industry.

	1979	Executive Vice President (Long Range and Strategic Planning), Secretary, and Assistant Treasurer

Robert W. Wilson, 60 Executive Vice President of the Company since December 1992; Treasurer and Chief Financial Officer of the Company from December 1992 through April 2005; Vice President of Finance, Treasurer, and Assistant Secretary of Supreme Corporation, a subsidiary of the Company, from 1988 through April 2005; co-holder of Office of President of Supreme Corporation from November 2000 through April 2005; and President and Chief Operating Officer of Supreme Corporation since May 1, 2005.	1992	Executive Vice President

Omer G. Kropf, 63	n/a	None

Executive Vice President of the Company from August 1984 through April 2005; President and Chief Executive Officer of Supreme Corporation, a subsidiary of the Company, from January 1984 through April 2005; co-holder of Office of the President of Supreme Corporation from November 2000 through April 2005; and Vice-Chairman of Supreme Corporation since May 1, 2005.

	Executive	Positions With
Name, Age, and Business Experience	Officer Since	Company

Robert J. Campbell, 73
Retired Chief Executive Officer of TGC Industries, Inc., from March 1996 to December, 1998, a company engaged in the geophysical services industry; Vice Chairman of the Board and Chief Executive Officer of TGC from July 1993 through March 1996; Chairman of the Board and Chief Executive Officer of TGC Industries, Inc., from July 1986 to July 1993. Prior to such time, President and Chief Executive Officer of the Company for more than five years.

	n/a	None

Dr. Thomas Cantwell, 77
1978 to present, independent oil and gas consultant and personal investor; September 1987 to present, President of Technical Computer Graphics, Inc., a software/ hardware integrator in the computer graphics field; Director, VertigoXMedia, a developer of television broadcast control systems; Director, Miranda Technologies, a manufacturer of digital video and audio equipment; Partner, Rhodium Capital, a venture capital management company.

	n/a	None

H. Douglas Schrock, 56 President of Smoker Craft, Inc., a pleasure boat manufacturer, since 1978; also President of Earthway Products, Inc. and President of Starcraft Marine, LLC.	n/a	None

Mark C. Neilson, 46
Chief Financial Officer of Towne Air Freight, Inc., an air freight trucking company, from March 2001 to January 2005; Independent business consultant from November 1998 to March 2001; Chief Financial Officer of Therm-O-Lite, Inc., a manufacturer of interior insulated windows, since January 2000; Chief Financial Officer and Director of Shelter Components Corporation, a supplier to the recreational vehicle industry, from March 1986 to October 1998.

	n/a	None

Arthur M. Borden, 85
Of Counsel, Katten Muchin Zavis Rosenman, since 2002; Of Counsel, Rosenman & Colin LLP from 1993 to 2002; Partner, Rosenman & Colin LLP from 1987 to 1992; Director, Scientific Industries, Inc., a manufacturer and distributor of laboratory equipment.

	n/a	None

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10 percent of Common Stock, to file with the Securities and Exchange Commission (“SEC”) certain reports of beneficial ownership of Common Stock.  Based solely on copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all applicable Section 16(a) filing requirements were complied with by its directors, officers, and 10 percent shareholders during the last fiscal year.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS; INDEPENDENT DIRECTORS

The Board of Directors has an Executive Committee comprised of Dr. Cantwell and Messrs. Gardner, Barrett, and Kropf, an Audit Committee comprised of Dr. Cantwell and Messrs. Neilson, Campbell, and Borden, and a Stock Option Committee comprised of Dr. Cantwell and Messrs. Gardner and Barrett.

The Executive Committee, which met four times during the year ended December 25, 2004, is charged by the Company’s bylaws with the responsibility of exercising such authority of the Board of Directors as is specifically delegated to it by the Board, subject to certain limitations contained in the bylaws.

The Audit Committee met four times during the year ended December 25, 2004. The purpose and functions of the Audit Committee are to appoint or terminate the independent auditors; evaluate and determine compensation of the independent auditors; review the scope of the audit proposed by the independent auditors; review year-end financial statements prior to issuance; consult with the independent auditors on matters relating to internal financial controls and procedures; and make appropriate reports and recommendations to the Board of Directors. Effective February 21, 2005, Mr. Rice M. Tilley, Jr. resigned from both the Board of Directors and the Audit Committee of the Company. Effective March 15, 2005, Mr. Arthur M. Borden succeeded Mr. Tilley as a member of both the Board of Directors and the Audit Committee of the Company.

The Stock Option Committee met twice during the year. The Committee is responsible for awarding Stock Options to key employees or individuals who provide substantial advice or other assistance to the Company so that they will apply their best efforts for the benefit of the Company.

The Company does not have a Compensation Committee.  The Company does not have a standing Nominating Committee, and nominations for director are made by the Company’s independent directors.  The Board of Directors believes that, considering the size of the Company and the Board of Directors, nominating decisions can be made effectively on a case-by-case basis, and there is no need for the added formality of a Nominating Committee.

During the year ended December 25, 2004, the Board of Directors held four regularly scheduled meetings. All of the Directors listed herein attended 75% or more of the total meetings of the Board and of the committees on which they serve.

The Board of Directors has determined that the following five directors have no material relationship with the Company that would interfere with the exercise of independent judgment and are “independent” within the meaning of the American Stock Exchange (“AMEX”) director independence standards: Robert J. Campbell, Dr. Thomas Cantwell, H. Douglas Schrock, Mark C. Neilson and Arthur M. Borden.

SUPREME’S AUDIT COMMITTEE AND AUDIT COMMITTEE REPORT

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors, include providing oversight to the Company’s financial reporting process through periodic meetings with the Company’s Independent Registered Public Accounting Firm (“independent auditors”) and management to review accounting, auditing, internal controls, and financial reporting matters. The members of the Audit Committee are “independent” as defined in Section 121(A) of the listing standards of the American Stock Exchange and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (the “1934 Act”). All members of the Audit Committee are financially literate and are able to read and understand fundamental financial statements, including a balance sheet, income statement, and cash flow statement. The Board of Directors has determined that Mr. Neilson qualifies as an “Audit Committee Financial Expert” as defined in Section 229.401(h) of the 1934 Act, and his experience and background are described on page 8. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including senior financial management, and its independent auditors. The Audit

Committee has the authority and available funding to engage any independent legal counsel and any accounting or other expert advisors as necessary to carry out its duties.

We have reviewed and discussed with senior management the Company’s audited financial statements included in the 2004 Annual Report to Shareholders. Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and, (ii) have been prepared in conformity with accounting principles generally accepted in the United States of America.

We have discussed with Crowe Chizek and Company LLC, the Company’s independent auditors, the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61, “Communications with Audit Committees.” SAS No. 61 requires the Company’s independent auditors to provide us with additional information regarding the scope and results of their audit of the Company’s financial statements, including with respect to (i) their responsibility under auditing standards of the Public Company Accounting Oversight Board (United States), (ii) significant accounting policies, (iii) management’s judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit.

We have received from Crowe Chizek and Company LLC a letter providing the disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” with respect to any relationships between Crowe Chizek and Company LLC and the Company that in their professional judgment may reasonably be thought to bear on their independence. Crowe Chizek and Company LLC has discussed its independence with us and has confirmed in such letter that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws.

Based on the review and discussions described above with respect to the Company’s audited financial statements included in the Company’s 2004 Annual Report to Shareholders, we have recommended to the Board of Directors that such financial statements be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States of America. That is the responsibility of management and the Company’s independent auditors. In giving our recommendation to the Board of Directors, we have relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, and (ii) the report of the Company’s independent auditors with respect to such financial statements.

The Audit Committee:

Mark C. Neilson (Chair)

Robert J. Campbell

Thomas Cantwell

Arthur M. Borden

Principal Accounting Fees and Services

The accounting firm of Crowe Chizek and Company LLC (“Crowe Chizek”) served as the independent registered public accounting firm for the Company for the fiscal year ended December 25, 2004. Crowe Chizek has served as auditors for the Company since October 9, 2001.

Audit Fees. The aggregate fees billed for professional services rendered by Crowe Chizek for the audit of our annual financial statements and reviews of the financial statements included in our quarterly reports on Form 10-Q were $132,450 for fiscal 2004 and $140,290 for fiscal 2003.

Audit-Related Fees. The aggregate fees billed for professional services by Crowe Chizek for assurance and related services reasonably related to the audit and review services described under “Audit Fees” above were $6,930 for fiscal 2004 and $6,615 for fiscal 2003. The amounts shown for 2004 and 2003 consist of fees for benefit plan audits.

Tax Fees. The aggregate fees billed for professional services by Crowe Chizek for tax compliance, tax advice, and tax planning services were $251,660 for fiscal 2004 and $155,495 for fiscal 2003.

The tax fees are summarized as follows:

	2004	2003
Tax fees – preparation and compliance (1)	$91,850	$119,355
Tax fees – other (2)	130,500	—
Project fees (3)	24,085	35,425
Out-of-pocket expenses	5,225	715
	$251,660	$155,495

(1)                                  Preparation of federal and state tax returns; research and development tax credit studies and preparation of amended federal and state tax returns to claim tax credits; and assistance with ongoing state tax audits.

(2)                                  Tax research, consultation, technical services, and assistance with the implementation of a captive insurance program, including working with the project team consisting of management, attorneys, actuaries, and insurance brokers.

(3)                                  Various tax projects approved by the Audit Committee, none of which exceeded $3,300 in billing.

All Other Fees. The aggregate fees billed for professional services by Crowe Chizek for services other than those described above were $2,500 for fiscal 2004 and $18,208 for fiscal 2003. Services included providing assistance related to future compliance with the provisions of the Sarbanes-Oxley Act of 2002 in fiscal 2004 and fiscal 2003 and due diligence assistance in fiscal 2003.

The Audit Committee has the sole authority to authorize all audit and non-audit services to be provided by the independent audit firm engaged to conduct the annual audit of the Company’s consolidated financial statements. In addition, the Audit Committee has adopted pre-approval policies and procedures that are detailed as to each particular service to be provided by the independent auditors, and such policies and procedures do not permit the Audit Committee to delegate its responsibilities under the Securities Exchange Act of 1934, as amended, to management. The Audit Committee pre-approved fees for all audit and non-audit services provided by the independent audit firm during the fiscal year ended December 25, 2004 as required by the Sarbanes-Oxley Act of 2002.

The Audit Committee has considered whether the provision of the non-audit services is compatible with maintaining the independent auditor’s independence and has advised the Company that, in its opinion, the activities performed by Crowe Chizek on the Company’s behalf are compatible with maintaining the independence of such auditors.

Code of Ethics

The Company has adopted a Code of Ethics that applies to the Company’s Officers and Directors, including the Company’s principal executive officer and principal financial and accounting officer. The code has been posted in the Shareholder Information section of the Company’s website, www.supremeind.com.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid or accrued by the Company and its subsidiaries for services rendered during the last three fiscal years to the Company’s chief executive officer and each of the most highly compensated executive officers of the Company whose cash compensation exceeds $100,000.

Summary Compensation Table

Name and	Annual Compensation			Long Term	All Other
Principal Position	Year	Salary ($)	Bonus ($)	Compensation	Compensation (4)

Herbert M. Gardner (1)	2004	$108,000	$69,500	$—	$—
Chairman of the Board	2003	108,000	59,000	—	—
and President	2002	108,000	72,500	—	—

William J. Barrett (1)	2004	108,000	69,500	—	—
Executive Vice	2003	108,000	59,000	—	—
President (Long Range	2002	108,000	72,500	—	—
and Strategic Planning)
and Secretary

Omer G. Kropf (2)	2004	240,000	124,200	—	15,805
Executive Vice	2003	240,000	92,683	—	15,708
President	2002	240,000	109,784	—	6,450

Robert W. Wilson (3)	2004	150,000	124,200	—	11,845
Executive Vice	2003	147,923	92,683	—	6,105
President, Treasurer,	2002	135,000	109,784	—	4,601
and Chief Financial Officer

(1)   On January 1, 1993, the Company entered into three-year Consulting Agreements commencing on January 1, 1993 with Mr. Gardner and Mr. Barrett for financial and advisory consulting services. On September 22, 1994, the Board of Directors approved an amendment to the Agreements so that on December 31st of each year the contracts would be extended for an additional year. On May 1, 2003 the Company replaced the existing Consulting Agreements by entering into Employment Contracts with Mr. Gardner and Mr. Barrett. Commencing on the first day of the contract, and each day thereafter, the terms of the Contracts are automatically extended for one additional day so that a constant three (3) year term is always in effect. The terms of the Employment Contracts provide for Mr. Gardner and Mr. Barrett to receive a minimum base salary of $108,000 per year, plus a cash incentive performance fee in the amount of $36,000 if the pre-tax earnings of the Company exceed $2,000,000, plus an amount equal to 0.6% of the amount by which such pre-tax earnings exceed $2,000,000.

(2)   On May 1, 1998, the Company’s wholly-owned subsidiary, Supreme Corporation, entered into a four-year Employment Contract with Mr. Kropf through April 30, 2002. On May 1, 2002, Supreme Corporation entered into a new three-year Employment Contract with Mr. Kropf through April 30, 2005.  The Board of Directors of the Company and Mr. Kropf have agreed that, effective May 1, 2005, Mr. Kropf will no longer be Executive Vice President of the Company and his sole officer position with Supreme Corporation will be Vice-Chairman.  Mr. Kropf’s Employment Contract for the latter position will be for a term of three years with his annual compensation being $140,000 for the first year and $120,000 for the second and third years.

(3)  On January 1, 1998, the Company’s wholly-owned subsidiary, Supreme Corporation, entered into a three-year Employment Contract with Mr. Wilson through December 31, 2000. On July 1, 2000, Amendment Number One extended the Contract through December 31, 2003. On July 1, 2003 Supreme Corporation entered into a new three-year Employment Contract with Mr. Wilson through June 30, 2006. The terms of the Employment Contract provided for a minimum base salary of $150,000 per year (subject to increase by the determination of the Board of Directors) plus a bonus subject to approval by the Board of Directors, based upon the Company’s pre-tax operating performance.  The Board of Directors of the Company and Mr. Wilson have agreed that, effective May 1, 2005, Mr. Wilson’s existing Employment Contract will be replaced by a new Employment Contract naming Mr. Wilson as President and Chief Operating Officer of Supreme Corporation and providing for a new three-year term at a minimum base salary of $200,000 per year (subject to increase by the determination of the Board of Directors) plus a bonus subject to approval by the Board of Directors based upon the Company’s pre-tax operating performance.  In addition, the Company’s Stock Option Committee granted Mr. Wilson an incentive stock option to purchase 25,000 shares of the Company’s Class A Common Stock with the exercise price being current market value.

(4)   Includes the Company’s matching contribution to its Section 401(k) Retirement Plan and payment of premiums for disability and life insurance coverage for the named executives.

Director Compensation

Outside directors (other than Dr. Cantwell) are paid $1,500 per board meeting attended and an additional $6,000 annually. Members of the Audit Committee are paid $1,500 per meeting.  In his capacity as a  member of the Executive Committee, Dr. Cantwell is paid a minimum of $24,000 cash annually. Each Director is reimbursed for out-of-pocket expenses incurred in attending Board or Committee meetings.  At a telephone meeting of the Board of Directors held on May 2, 2005, the Board approved a $5,000 annual cash payment to the Chairman of the Audit Committee and the annual payment of 2,000 shares of the Company’s Class A Common Stock to each outside director with one-third to vest immediately, one-third to vest after the first year, and the remaining one-third to vest after the second year (with full vesting of the entire amount in the event the recipient is age sixty-five or older).  At such telephone meeting, the Board also approved a sliding scale of director compensation for telephone meetings with each Director to receive $500 for a meeting of one-half hour or less, $1,000 for a meeting of more than one-half hour but less than one hour, and $1,500 for each meeting which lasts one hour or longer.

Aggregate Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

The following table sets forth certain information regarding the year-end value of options held by the Company’s executive officers during the fiscal year ended December 25, 2004. There are no stock appreciation rights outstanding.

	Shares				Value of Unexercised
	Acquired		Number of Unexercised		In-the-Money Options
	on	Value	Options at the Year-End		At the Year-End (1)
Name	Exercise (#)	Realized ($)	Exercisable/Unexercisable		Exercisable/Unexercisable
Herbert M. Gardner	—	$—	94,875	33,000	$207,254	$54,890
William J. Barrett	—	—	94,875	33,000	167,695	39,380
Omer G. Kropf	—	—	118,002	38,501	252,695	64,040
Robert W. Wilson	—	—	84,464	23,834	180,081	38,923
Jeffery D. Mowery	—	—	12,833	14,667	19,543	25,117

(1)   The value of outstanding options is based on the December 25,2004 closing stock price which was $6.36.

The Board Of Directors Report On Executive Compensation

The Company’s compensation policy and annual compensation applicable to the Company’s executive officers are the responsibility of the Board of Directors. Executive officers of the Company who are also members of the Board, including the chief executive officer, do not participate in setting their own compensation. The Board of Directors reviews the individual performance of each executive officer and the financial performance of the Company. The Board also takes into account salary levels, bonus plans, stock incentive plans, and other compensation packages made available to executive officers of companies of similar size and nature. The Board of Directors considers the Company’s compensation policy in light of Section 162(m) of the Internal Revenue Code of 1986 and related regulations regarding the deductibility of certain compensation. No executive has received compensation which is non-deductible under such Section; however, the Board of Directors may determine to pay compensation which is non-deductible in certain circumstances. In accordance with the above compensation policy, the Board of Directors, upon the recommendation of a majority of the independent directors of the Board, has established certain compensation arrangements as set forth below.

The Board has approved Employment Contracts between the Company and Mr. Herbert M. Gardner, Chairman of the Board and President of the Company, and Mr. William J. Barrett, Executive Vice President (Long Range and Strategic Planning) and Secretary of the Company. These Employment Contracts went into effect May 1, 2003, and are automatically extended for one additional day so that a constant three (3) year term is always in effect. In consideration of services to be provided to the Company, the Employment Contracts provide for Messrs. Gardner and Barrett to each receive (in addition to certain fringe benefits): (1) annual compensation of $108,000 (which payments are to be offset by all other fees paid to Messrs. Gardner and Barrett, respectively, for serving as members of the Board of Directors and any committee of the Company and its subsidiaries): and (2) if the pre-tax earnings of the Company exceed $2,000,000, an incentive bonus of $36,000, plus an amount equal to 0.6% of the amount by which such pre-tax earnings exceed $2,000,000.

The Company’s wholly-owned subsidiary, Supreme Corporation, entered into an Employment Contract with Mr. Omer G. Kropf employing Mr. Kropf as President of Supreme Corporation. The Employment Contract was for a term of four years beginning on May 1, 1998, and ending on April 30, 2002. On May 1, 2002 Supreme Corporation entered into a new Employment Contract through April 30, 2005. In consideration of his services rendered as President of Supreme Corporation, this Employment Contract provided that Supreme Corporation would pay to Mr. Kropf (in addition to certain fringe benefits) a minimum base salary of $240,000 per year plus a pre-tax incentive bonus if earned under Supreme Corporation’s Bonus Payment Plan. Under this Plan, an amount equal to ten percent (10%) of Supreme Corporation’s pre-tax profits was (subject to Board approval) placed into a bonus pool which was then allocated among, and distributed to, Supreme Corporation’s key executives. The allocation of such bonus pool was approved by the Board of Directors based upon an analysis of the contributions of key executives to the Company’s financial performance and a consideration of Management’s recommendation as to an appropriate allocation to reward such contributions.  The Board of Directors and Mr. Kropf have agreed that, effective May 1, 2005, Mr. Kropf will no longer have an officer position with the Company and his sole officer position with Supreme Corporation will be Vice-Chairman.  With regard to the latter position, Supreme Corporation and Mr. Kropf will enter into an Employment Contract having a term of three years with the annual compensation thereunder being $140,000 for the first year and $120,000 for the second and third years.  Such Employment Contract will not provide for the payment of any incentive bonus.

The Company’s wholly-owned subsidiary, Supreme Corporation, entered into an Employment Contract with Mr. Robert W. Wilson employing Mr. Wilson as Vice President of Finance, Treasurer, and Assistant Secretary of Supreme Corporation (Mr. Wilson is also Executive Vice President, Treasurer, and Chief Financial Officer of the Company). The Employment Contract was for a term of three years beginning January 1, 1998 and ending December 31, 2000. On July 1, 2000, Amendment Number One extended the Contract through December 31, 2003. On July 1, 2003 Supreme Corporation and Mr. Wilson entered into a new Employment Contract through June 30, 2006. In consideration of his services rendered as Executive Vice President, Treasurer, and Chief Financial Officer of Supreme Corporation, the Employment Contract provided that Supreme Corporation would pay to Mr. Wilson (in addition to certain fringe benefits) a minimum base salary of $150,000 per year (subject to increase by the determination of the Board of Directors) plus a pre-tax incentive bonus if earned under Supreme Corporation’s Bonus Payment Plan described in the preceding paragraph.  Supreme Corporation and Mr. Wilson have entered into an Employment Contract, effective May 1, 2005, naming Mr. Wilson as President and Chief Executive Officer of Supreme Corporation and providing for a term of three years with a minimum base salary of $200,000 per year (subject to increase by the determination of the Board of Directors) plus a pre-tax incentive bonus if earned under Supreme Corporation’s Bonus Payment Plan described in the preceding paragraph.  In addition, the Company’s Stock Option Committee granted to Mr. Wilson an incentive stock option to purchase 25,000 shares of the Company’s Class A Common Stock at an exercise price equal to current market price.

The Board of Directors

William J. Barrett	Thomas Cantwell	Mark C. Neilson
Arthur M. Borden	Herbert M. Gardner	H. Douglas Schrock
Robert J. Campbell	Omer G. Kropf	Robert W. Wilson

APPROVAL OF CLARIFICATION AMENDMENTS TO STOCK OPTION PLANS

Background and Reason for Clarification Amendments to Stock Option Plans

On April 21, 2005, the Company’s Board of Directors approved the concept of the payment of a special (additional) dividend to its Class A and Class B shareholders of approximately 15 to 20 percent of the current price per share of the Company’s Class A Common Stock.

The contributions of our employees have been critical to the success that has allowed Supreme to approve this concept.  Our stock option plans have played an important role in motivating this performance.  Because our stock option plans are not clear on the consequences of the payment of a special dividend to shareholders, the Board has approved amendments to the stock option plans to clarify that the anti-dilution adjustment language therein includes the authority to make adjustments for extraordinary dividends declared on the Companys’ Common Stock, whether payable in the form of cash, stock, or other form of consideration (including debentures).  The Board and management have determined that it would be appropriate to present the plan amendments to our shareholders for their approval.

The amendments will allow adjustment of vested and unvested stock options to maintain their economic value after the special dividend equivalent to their pre-dividend value.  In theory (and disregarding other events that may affect financial markets), when a company transfers part of its assets to its shareholders, its stock price declines by the amount of the dividend once the ex-dividend date passes.  For shareholders, any stock price decline is offset by the cash they receive in the form of the dividend.  Supreme’s existing stock options are not eligible to receive a dividend, so we would propose to make an adjustment to the stock option exercise price and the number of shares under the award based on the effect of the special dividend, applying a formula that would be used for other capital events such as stock splits or reorganizations.  This formula will provide that both of the following criteria are met:  (i) the aggregate intrinsic value of the stock option immediately after the special dividend will not be greater than the aggregate intrinsic value of the stock option immediately before the special dividend and (ii) the ratio of exercise price per share to the market value per share will not be reduced.

The specific details of the adjustments are explained below.  We believe that it is appropriate that all holders of Supreme equity, including holders of stock options, be treated equally with respect to the special dividend.  If Proposal 2, which relates to the amendments to the 2004, 2001, and 1998 Stock Option Plans, is not approved by our shareholders, out of fairness to our employees the special dividend will not be declared and paid, and the Board and management will consider other alternatives.  The adjustments will not result in any equity compensation expense for the Company.

Special Dividend Adjustments if Amendments are Approved

If shareholders approve the plan amendments referred to above, the following adjustments will take place:

Exercise Price.  The stock option exercise price will be adjusted downward, and the number of granted stock options will be adjusted upward, pursuant to the following formulas where “Pre-Dividend Market Price” means the official AMEX closing price of a share of Supreme Class A Common Stock on the last trading day before the ex-dividend date for the special dividend, and “Post-Dividend Market Price” means the official AMEX closing price of a share of Supreme Class A Common Stock on the ex-dividend date of the special dividend.

The exercise price of stock options outstanding immediately before the ex-dividend date will be adjusted downward based on the following formula:

Post-Dividend Exercise Price	=

Pre-Dividend Exercise Price	X	Post-Dividend Market Price
Pre-Dividend Market Price

The number of shares covered by each outstanding stock option immediately before the ex-dividend date will be adjusted upward based on the following formula:

Number of Options Post-Dividend	=

Pre-Dividend Number of Options		X	Pre-Dividend Exercise Price
Post-Dividend Exercise Price

Additional options outstanding as a result of these adjustments will be vested or unvested in proportion to the number of options covered by an award that are vested or unvested immediately before the adjustment, and the additional unvested options will vest on the remaining vesting dates, in proportion to the number of options that vest on each of those dates.

Maximum Number of Shares Issuable under Plans.  The maximum number of shares issuable under each plan will be increased by the additional number of shares covered by options outstanding under each such plan as a result of the adjustments, however the number of shares remaining available for future awards under each plan immediately before the adjustments will be the same as the number of shares remaining available for future awards immediately after the adjustments.

General.  This discussion is designed to help shareholders understand the proposed adjustments that would occur relating to the payment of the special dividend approved in concept by the Board on April 21, 2005.  The plan amendments make it clear that the Board of Directors has general authority to make adjustments in the event of any distributions of assets to shareholders other than a normal cash dividend.  If any other distribution of assets to shareholders (other than a normal cash dividend) is declared in the future, the plan amendments grant the Board authority to make adjustments which may or may not be identical to the adjustments described above.

Proposal for Approval of Amendments to the 2004, 2001, and 1998 Stock Option Plans

On April 21, 2005, the Board amended the 2004, 2001, and 1998 Stock Option Plans, with such amendments being conditioned on subsequent shareholder approval.  In the event these amendments are approved by our shareholders, the Board will be in a position, if it elects to do so, to declare a special dividend, announce the record date for such dividend, and the adjustments to vested and unvested stock options under the plans will occur on the ex-dividend date for the special dividend.

Amendments

Assuming that shareholder approval is received, the amendments to the 2004, 2001, and 1998 Stock Option Plans will become effective so as to make it clear that the Board of Directors has authority to adjust stock option exercise prices, and the number of shares exercisable under each plan, in the event of any distribution to shareholders other than a normal cash dividend.  In order to accomplish this, Sec. 6:6.A. of each Plan will be amended by deleting it in its entirety and replacing it with the following:

“Sec. 6:6.  Adjustments Upon Changes in Capitalization, Merger, Etc.

A.                                   Method of Adjustment.  In the event of any change in the number of outstanding shares of Stock effected without receipt of consideration therefor by Company (other than as a result of the conversion of Company’s Class B Common Stock into Class A Common Stock) by reason of a stock dividend, or split, combination, exchange of shares, or other recapitalization, merger, or otherwise, in which Company is the surviving corporation, the aggregate number and class of the reserved shares, the number and class of shares subject to each outstanding Option, and the exercise price of each outstanding Option shall be automatically adjusted to accurately and equitably reflect the effect thereon of such change (provided that any fractional share resulting from such adjustment may be eliminated).  The Board may also make adjustments described in the preceding sentence in the event of any distribution of assets to shareholders other than a normal cash dividend.  In determining adjustments to be made under this Subsection A, the Board may take into account such factors as it deems appropriate, including (i) restrictions of applicable law, (ii) the potential tax consequences of an adjustment, and (iii) the possibility that some holders might receive an adjustment and a distribution or other unintended benefit.”

Copies of the 2004, 2001, and 1998 Stock Option Plans have been filed with, and may be obtained from, the SEC.  Copies of each Plan, containing the amendment referred to above, are available from the Company by contacting Mr. Jeffery D. Mowery, CFO, Supreme Corporation, 2581 E. Kercher Road, Goshen, IN 46528.

2004 Stock Option Plan

On January 23, 2004, the Company’s Board of Directors approved and adopted, subject to shareholder approval, the Company’s 2004 Stock Option Plan. The Plan was approved by the Company’s shareholders at the Annual Meeting held on April 29, 2004. The following paragraphs summarize certain provisions of the 2004 Stock Option Plan and are qualified in their entirety by reference thereto.

The 2004 Stock Option Plan provides for the granting of options (collectively, the “2004 Options”) to purchase shares of the Company’s Class A Common Stock to certain key employees of the Company and/or its affiliates, and certain individuals who are not employees of the Company or its affiliates but who from time to time provide substantial advice or other assistance or services to the Company and/or its affiliates. The 2004 Stock Option Plan authorizes the granting of options to acquire up to 600,000 shares of Class A Common Stock, subject to certain adjustments described below, to be outstanding at any time. Subject to such limitations, there is no limit on the absolute number of awards that may be granted during the life of the 2004 Stock Option Plan. At the present time, there are approximately 40 employees of the Company, including officers and directors of the Company, who, in management’s opinion, would be considered eligible to receive grants under the 2004 Stock Option Plan, although fewer employees may actually receive grants. At December 25, 2004, there were no options outstanding under this Plan.

Authority to administer the 2004 Stock Option Plan has been delegated to a committee (the “Committee”) of the Board of Directors. Except as expressly provided by the 2004 Stock Option Plan, the Committee has authority, in its discretion, to award 2004 Options and to determine the terms and conditions (which need not be identical) of such 2004 Options, including the persons to whom, and the time or times at which, 2004 Options will be awarded, the number of 2004 Options to be awarded to each such person, the exercise price of any such 2004 Options, and the form, terms, and provisions of any agreement pursuant to which such 2004 Options will be awarded. The 2004 Stock Option Plan also provides that the Committee may be authorized by the Board of Directors to make cash awards as specified by the Board of Directors to the holder of a 2004 Option (“Holder”) in connection with the exercise thereof. Subject to the limitation set forth below, the exercise price of the shares of stock covered by each 2004 Option will be determined by the Committee on the date of award.

Unless a Holder’s option agreement provides otherwise, the following provisions will apply to exercises by the Holder of his or her option: No options may be exercised during the first twelve months following the date of grant. During the second year following the date of grant, options covering up to one-third of the shares covered thereby may be exercised, and during the third year options covering up to two-thirds of such shares may be exercised. Thereafter, and until the options expire, the optionee may exercise options covering all of the shares. Persons over sixty-five on the date of grant may exercise options covering up to one-half of the shares during the first year and thereafter may exercise all optioned shares. Subject to the limitations just described, options may be exercised as to all or any part of the shares covered thereby on one or more occasions, but, as a general rule, options cannot be exercised as to less than one hundred shares at any one time.

The exercise price of the shares of stock covered by each incentive stock option (“ISO”), within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), will not be less than the fair market value of stock on the date of award of such ISO, except that an ISO may not be awarded to any person who owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, unless the exercise price is at least one hundred ten percent (110%) of the fair market value of the stock at the time the ISO is awarded, and the ISO is not exercisable after the expiration of five years from the date it is awarded.

The exercise price of the shares of Class A Common Stock covered by each 2004 Option that is not an ISO (“NSO”) will not be less than the fair market value of the stock on the date of award of such NSO.

Payment for Class A Common Stock issued upon the exercise of a 2004 Option may be made in cash or, with the consent of the Committee, in whole shares of Class A Common Stock owned by the holder of the 2004 Option for at least six months prior to the date of exercise or, with the consent of the Committee, partly in cash and partly in such shares of Class A Common Stock. If payment is made, in whole or in part, with previously owned shares of Class A Common Stock, the Committee may issue to such Holder a new 2004 Option for a number of shares equal to the number of shares delivered by such Holder to pay the exercise price of the previous 2004 Option. The new 2004 Option will have an exercise price equal to not less than one hundred percent (100%) of the fair market value of the Class A Common Stock on the date of the exercise of such previous 2004 Option. A new 2004 Option so issued will not be exercisable until the later of the date specified in an individual option agreement or six months after the date of grant.

In addition, the 2004 Stock Option Plan allows for the cashless exercise of options via the Sale Method. Under the Sale Method, with the consent of the Committee, payment in full of the exercise price of the option may be made through the Company’s receipt of a copy of instructions to a broker directing such broker to sell the stock for which the option is being exercised, to remit to the Company an amount equal to the aggregate exercise price of such option, with the balance being remitted to the holder.

The duration of each 2004 Option will be for such period as the Committee determines at the time of award, but not for more than ten years from the date of the award (or not more than five years from the date of award if the Holder owns stock representing more than 10% of the total combined voting power of all classes of stock) in the case of an ISO, and in either case may be exercised in whole or in part at any time or only after a period of time or in installments, as determined by the Committee at the time of award, except that after the date of award, the Committee may accelerate the time or times at which a 2004 Option may be exercised.

In the event of any change in the number of outstanding shares of Class A Common Stock effected without receipt of consideration therefor by the Company, by reason of a stock dividend, or split, combination, exchange of shares or other recapitalization, merger, or otherwise, in which the Company is the surviving corporation, the aggregate number and class of reserved shares, the number and the class of shares subject to each outstanding 2004 Option, and the exercise price of each outstanding 2004 Option shall be automatically adjusted accurately and equitably to reflect the effect thereon of such change.  The Board of Directors may also make adjustments described in the preceding sentence in the event of any distributions of assets to shareholders other than a normal cash dividend.  Unless a Holder’s option agreement provides otherwise, a dissolution or liquidation of the Company, certain mergers or consolidations in which the Company is not the surviving corporation, or certain transactions in which another corporation becomes the owner of fifty percent (50%) or more of the total combined voting power of all classes of stock of the Company, shall cause such Holder’s 2004 Options then outstanding to terminate, but such Holder shall have the right, immediately prior to such transaction, to exercise such 2004 Options without regard to the determination as to the periods and installments of exercisability made pursuant to such holder’s option agreement if (and only if) such options have not at that time expired or been terminated.

The 2004 Stock Option Plan, as amended, will terminate on January 22, 2014 or on such earlier date as the Board of Directors may determine. Any stock options outstanding at the termination date will remain outstanding until they have been exercised, terminated, or have expired.

The 2004 Stock Option Plan may be terminated, modified, or amended by the Board of Directors at any time without further shareholder approval, except that shareholder approval is required for any amendment that: (a) changes the number of shares of Class A Common Stock subject to the 2004 Stock Option Plan, (b) changes the designation of the class of employees eligible to receive 2004 Options, (c) decreases the price at which ISO’s may be granted, (d) removes the administration of the 2004 Stock Option Plan from the Committee, or (e) without the consent of the affected Holder, causes the ISO’s granted under the 2004 Stock Option Plan and outstanding at such time that satisfied the requirements of Section 422 of the Code to no longer satisfy such requirements.

2001 Stock Option Plan

On January 31, 2001, the Company’s Board of Directors approved and adopted, subject to shareholder approval, the Company’s 2001 Stock Option Plan. The Plan was approved by the Company’s shareholders at the Annual Meeting held on May 2, 2001. The following paragraphs summarize certain provisions of the 2001 Stock Option Plan and are qualified in their entirety by reference thereto.

The 2001 Stock Option Plan provides for the granting of options (collectively, the “2001 Options”) to purchase shares of the Company’s Class A Common Stock to certain key employees of the Company and/or its affiliates, and certain individuals who are not employees of the Company or its affiliates but who from time to time provide substantial advice or other assistance or services to the Company and/or its affiliates. The 2001 Stock Option Plan authorizes the granting of options to acquire up to 825,000 shares of Class A Common Stock, subject to certain adjustments described below, to be outstanding at any time. Subject to such limitations, there is no limit on the absolute number of awards that may be granted during the life of the 2001 Stock Option Plan. At the present time, there are approximately 40 employees of the Company, including officers and directors of the Company, who, in management’s opinion, would be considered eligible to receive grants under the 2001 Stock Option Plan, although fewer employees may actually receive grants. At December 25, 2004, there were 771,835 options outstanding under this plan, of which 436,327 were exercisable.

Authority to administer the 2001 Stock Option Plan has been delegated to a committee (the “Committee”) of the Board of Directors. Except as expressly provided by the 2001 Stock Option Plan, the Committee has authority, in its discretion, to award 2001 Options and to determine the terms and conditions (which need not be identical) of such 2001 Options, including the persons to whom, and the time or times at which, 2001 Options will be awarded, the number of 2001 Options to be awarded to each such person, the exercise price of any such 2001 Options, and the form, terms, and provisions of any agreement pursuant to which such 2001 Options will be awarded. The 2001 Stock Option Plan also provides that the Committee may be authorized by the Board of Directors to make cash awards as specified by the Board of Directors to the holder of a 2001 Option (“Holder”) in connection with the exercise thereof. Subject to the limitation set forth below, the exercise price of the shares of stock covered by each 2001 Option will be determined by the Committee on the date of award.

Unless a Holder’s option agreement provides otherwise, the following provisions will apply to exercises by the Holder of his or her option: No options may be exercised during the first twelve months following the date of grant. During the second year following the date of grant, options covering up to one-third of the shares covered thereby may be exercised, and during the third year options covering up to two-thirds of such shares may be exercised. Thereafter, and until the options expire, the optionee may exercise options covering all of the shares. Persons over sixty-five on the date of grant may exercise options covering up to one-half of the shares during the first year and thereafter may exercise all optioned shares. Subject to the limitations just described, options may be exercised as to all or any part of the shares covered thereby on one or more occasions, but, as a general rule, options cannot be exercised as to less than one hundred shares at any one time.

The exercise price of the shares of stock covered by each incentive stock option (“ISO”), within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), will not be less than the fair market value of stock on the date of award of such ISO, except that an ISO may not be awarded to any person who owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, unless the exercise price is at least one hundred ten percent (110%) of the fair market value of the stock at the time the ISO is awarded, and the ISO is not exercisable after the expiration of five years from the date it is awarded.

The exercise price of the shares of Class A Common Stock covered by each 2001 Option that is not an ISO (“NSO”) will not be less than fifty percent (50%) of the fair market value of the stock on the date of award of such NSO.

Payment for Class A Common Stock issued upon the exercise of a 2001 Option may be made in cash or, with the consent of the Committee, in whole shares of Class A Common Stock owned by the holder of the 2001 Option for at least six months prior to the date of exercise or, with the consent of the Committee, partly in cash and partly in such shares of Class A Common Stock. If payment is made, in whole or in part, with previously owned shares of Class A Common Stock, the Committee may issue to such Holder a new 2001 Option for a number of shares equal to the number of shares delivered by such Holder to pay the exercise price of the previous 2001 Option. The new 2001 Option will have an exercise price equal to not less than one hundred percent (100%) of the fair market value of the Class A Common Stock on the date of the exercise of such previous 2001 Option. A new 2001 Option so issued will not be exercisable until the later of the date specified in an individual option agreement or six months after the date of grant.

In addition, the 2001 Stock Option Plan allows for the cashless exercise of options via the Sale Method. Under the Sale Method, with the consent of the Committee, payment in full of the exercise price of the option may be made through the Company’s receipt of a copy of instructions to a broker directing such broker to sell the stock for which the option is being exercised, to remit to the Company an amount equal to the aggregate exercise price of such option, with the balance being remitted to the holder.

The duration of each 2001 Option will be for such period as the Committee determines at the time of award, but not for more than ten years from the date of the award (or not more than five years from the date of award if the Holder owns stock representing more than 10% of the total combined voting power of all classes of stock) in the case of an ISO, and in either case may be exercised in whole or in part at any time or only after a period of time or in installments, as determined by the Committee at the time of award, except that after the date of award, the Committee may accelerate the time or times at which a 2001 Option may be exercised.

In the event of any change in the number of outstanding shares of Class A Common Stock effected without receipt of consideration therefor by the Company, by reason of a stock dividend, or split, combination, exchange of shares or other recapitalization, merger, or otherwise, in which the Company is the surviving corporation, the aggregate number and class of reserved shares, the number and the class of shares subject to each outstanding 2001 Option, and the exercise price of each outstanding 2001 Option shall be automatically adjusted accurately and equitably to reflect the effect thereon of such change.  The Board of Directors may also make adjustments described in the preceding sentence in the event of any distributions of assets to shareholders other than a normal cash dividend.  Unless a Holder’s option agreement provides otherwise, a dissolution or liquidation of the Company, certain mergers or consolidations in which the Company is not the surviving corporation, or certain transactions in which another corporation becomes the owner of fifty percent (50%) or more of the total combined voting power of all classes of stock of the Company, shall cause such Holder’s 2001 Options then outstanding to terminate, but such Holder shall have the right, immediately prior to such transaction, to exercise such 2001 Options without regard to the determination as to the periods and installments of exercisability made pursuant to such holder’s option agreement if (and only if) such options have not at that time expired or been terminated.

The 2001 Stock Option Plan, as amended, will terminate on January 30, 2011 or on such earlier date as the Board of Directors may determine. Any stock options outstanding at the termination date will remain outstanding until they have been exercised, terminated, or have expired.

The 2001 Stock Option Plan may be terminated, modified, or amended by the Board of Directors at any time without further shareholder approval, except that shareholder approval is required for any amendment that: (a) changes the number of shares of Class A Common Stock subject to the 2001 Stock Option Plan, (b) changes the designation of the class of employees eligible to receive 2001 Options, (c) decreases the price at which ISO’s may be granted, (d) removes the administration of the 2001 Stock Option Plan from the Committee, or (e) without the consent of the affected Holder, causes the ISO’s granted under the 2001 Stock Option Plan and outstanding at such time that satisfied the requirements of Section 422 of the Code to no longer satisfy such requirements.

1998 Stock Option Plan

On October 29, 1998, the Company’s Board of Directors approved and adopted, subject to shareholder approval, the Company’s 1998 Stock Option Plan. The plan was approved by shareholders at the annual meeting held on April 29, 1999. The following paragraphs summarize certain provisions of the 1998 Stock Option Plan and are qualified in their entirety by reference thereto.

The 1998 Stock Option Plan provides for the granting of options (collectively, the “1998 Options”) to purchase shares of the Company’s Class A Common Stock to certain key employees of the Company and/or its affiliates, and certain individuals who are not employees of the Company or its affiliates but who from time to time provide substantial advice or other assistance or services to the Company and/or its affiliates. The 1998 Stock Option Plan authorizes the granting of options to acquire up to 869,087 shares of Class A Common Stock, subject to certain adjustments described below, to be outstanding at any time. Subject to such limitations, there is no limit on the absolute number of awards that may be granted during the life of the 1998 Stock Option Plan. At the present time, there are approximately 40 employees of the Company, including officers and directors of the Company, who, in management’s opinion, would be considered eligible to receive grants under the 1998 Stock Option Plan, although fewer employees may actually receive grants. At December 25, 2004, there were 411,779 options outstanding under this plan, of which 411,779 were exercisable.

Authority to administer the 1998 Stock Option Plan has been delegated to a committee (the “Committee”) of the Board of Directors. Except as expressly provided by the 1998 Stock Option Plan, the Committee has the authority, in its discretion, to award 1998 Options and to determine the terms and conditions (which need not be identical) of such 1998 Options, including the persons to whom, and the time or times at which, 1998 Options will be awarded, the number of 1998 Options to be awarded to each such person, the exercise price of any such 1998 Options, and the form, terms, and provisions of any agreement pursuant to which such 1998 Options will be awarded. The 1998 Stock Option Plan also provides that the Committee may be authorized by the Board of Directors to make cash awards as specified by the Board of Directors to the holder of a 1998 Option (“Holder”) in connection with the exercise thereof. Subject to the limitations set forth below, the exercise price of the shares of stock covered by each 1998 Option will be determined by the Committee on the date of award.

Unless a Holder’s option agreement provides otherwise, the following provisions will apply to exercises by the Holder of his or her option: No options may be exercised during the first twelve months following the date of grant. During the second year following the date of grant, options covering up to one-third of the shares covered thereby may be exercised, and during the third year options covering up to two-thirds of such shares may be exercised. Thereafter, and until the options expire, the optionee may exercise options covering all of the shares. Persons over sixty-five on the date of grant may exercise options covering up to one-half of the shares during the first year and thereafter may exercise all optioned shares. Subject to the limitations just described, options may be exercised as to all or any part of the shares covered thereby on one or more occasions, but, as a general rule, options cannot be exercised as to less than one hundred shares at any one time.

The exercise price of the shares of stock covered by each incentive stock option (“ISO”), within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), will not be less than the fair market value of stock on the date of award of such ISO, except that an ISO may not be awarded to any person who owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, unless the exercise price is at least one hundred ten percent (110%) of the fair market value of the stock at the time the ISO is awarded, and the ISO is not exercisable after the expiration of five years from the date it is awarded.

The exercise price of the shares of Class A Common Stock covered by each 1998 Option that is not an ISO (“NSO”) will not be less than fifty percent (50%) of the fair market value of the stock on the date of award of such NSO.

Payment for Class A Common Stock issued upon the exercise of a 1998 Option may be made in cash or, with the consent of the Committee, in whole shares of Class A Common Stock owned by the holder of the 1998 Option for at least six months prior to the date of exercise or, with the consent of the Committee, partly in cash and partly in such shares of Class A Common Stock. If payment is made, in whole or in part, with previously owned shares of Class A Common Stock, the Committee may issue to such Holder a new 1998 Option for a number of shares equal to the number of shares delivered by such Holder to pay the exercise price of the previous 1998 Option. The new 1998 Option shall have an exercise price equal to not less than one hundred percent (100%) of the fair market value of the Class A Common Stock on the date of the exercise of such previous 1998 Option. A new 1998 Option so issued will not be exercisable until the later of the date specified in an individual option agreement or six months after the date of grant.

In addition, the 1998 Stock Option Plan originally provided for two methods for the cashless exercise of options, the Sale Method and the Net Method. The Board of Directors of the Company amended the 1998 Stock Option Plan on November 11, 1999 to delete the Net Method of cashless exercise (no options were ever exercised using the net method). Under the Sale Method, with the consent of the Committee, payment in full of the exercise price of the option may be made through the Company’s receipt of a copy of instructions to a broker directing such broker to sell the stock for which the option is being exercised, to remit to the Company an amount equal to the aggregate exercise price of such option, with the balance being remitted to the Holder.

The duration of each 1998 Option will be for such period as the Committee determines at the time of award, but not for more than ten years from the date of the award (or not more than five years from the date of award if the Holder owns stock representing more than 10% of the total combined voting power of all classes of stock) in the case of an ISO, and in either case may be exercised in whole or in part at any time or only after a period of time or in installments, as determined by the Committee at the time of award, except that after the date of award, the Committee may accelerate the time or times at which a 1998 Option may be exercised.

In the event of any change in the number of outstanding shares of Class A Common Stock effected without receipt of consideration therefor by the Company, by reason of a stock dividend, or split, combination, exchange of shares or other recapitalization, merger, or otherwise, in which the Company is the surviving corporation, the aggregate number and class of reserved shares, the number and the class of shares subject to each outstanding 1998 Option, and the exercise rice of each outstanding 1998 Option shall be automatically adjusted accurately and equitably to reflect the effect thereon of such change. The Board of Directors may also make adjustments described in the preceding sentence in the event of any distributions of assets to shareholders other than a normal cash dividend.  Unless a Holder’s option agreement provides otherwise, a dissolution or liquidation of the Company, certain mergers or consolidations in which the Company is not the surviving corporation, or certain transactions in which another corporation becomes the owner of fifty percent (50%) or more of the total combined voting power of all classes of stock of the Company, shall cause such Holder’s 1998 Options then outstanding to terminate, but such Holder shall have the right, immediately prior to such transaction, to exercise such 1998 Options without regard to the determination as to the periods and installments of exercisability made pursuant to such Holder’s option agreement if (and only if) such options have not at that time expired or been terminated.

The 1998 Stock Option Plan, as amended, will terminate on October 29, 2008, or on such earlier date as the Board of Directors may determine. Any stock options outstanding at the termination date will remain outstanding until they have been exercised, terminated, or have expired.

The 1998 Stock Option Plan may be terminated, modified, or amended by the Board of Directors at any time without further shareholder approval, except that shareholder approval is required for any amendment that: (a) changes the number of shares of Class A Common Stock subject to the 1998 Stock Option Plan, (b) changes the designation of the class of employees eligible to receive 1998 Options, (c) decreases the price at which ISO’s may be granted, (d) removes the administration of the 1998 Stock Option Plan from the Committee, or (e) without the consent of the affected Holder, causes the ISO’s granted under the 1998 Stock Option Plan and outstanding at such time that satisfied the requirements of Section 422 of the Code to no longer satisfy such requirements.

Equity Compensation Plan Information

The table below sets forth information as of the end of the Company’s 2004 fiscal year for (i) all compensation plans previously approved by our shareholders and (ii) all compensation plans not previously approved by our shareholders:

Number of securities
remaining available for
	Number of securities to	Weighted-average	future issuance under equity
	be issued upon exercise	exercise price of	compensation plans
	of outstanding options,	outstanding options,	(excluding securities
Plan category	warrants, and rights	warrants, and rights	reflected in the first column)

Equity compensation plans approved by security holders	1,183,614	$4.47	816,144

Equity compensation plans approved by our shareholders include the 2004 Stock Option Plan, the 2001 Stock Option Plan and the 1998 Stock Option Plan.

401 (k) Retirement Plan

The Company has a Section 401(k) Retirement Plan (the “Retirement Plan”) which offers employees tax advantages pursuant to Section 401(k) of the Internal Revenue Code. During the year ended December 27, 2003, all of the employees of the Company and one of its subsidiaries (collectively, the “Employer”) were eligible to participate in the Retirement Plan if they had reached the age of 21 and had been employed by the Employer for at least one full calendar year. Under the terms of the Retirement Plan, a participant may elect to contribute to the Plan up to 15% of his or her compensation. Through February 1994, the Company contributed ten cents on each dollar of the first 6% of compensation contributed by participants. On February 4, 1994, the Board of Directors approved an increase to fifteen cents on each dollar of the first 6% of compensation contributed by participants effective March 1, 1994. On August 29, 1997, the Board of Directors approved an increase to twenty-five cents on each dollar of the first 6% of compensation contributed by participants effective December 1, 1997. On February 11, 1999 the Board of Directors approved an increase to thirty cents on each dollar of the first 7% of compensation contributed by participants effective March 1, 1999. Payments are made by the Company and the Participants, the latter by means of a payroll deduction program. Within specified limits, a participant has the right to direct his or her savings into certain kinds of investments. The total aggregate amount of the Company’s contribution for Messrs. Kropf and Wilson was $3,054 and $3,054, respectively, and for all executive officers as a group was $6,108.

Stock Price Performance

The following Stock Performance Graph shows the changes over the past five year period in the value of $100 invested in (1) the Company’s Class A Common Stock, (2) the American Stock Exchange Total Return Index, and (3) the American Stock Exchange Industrial Manufacturing Index. The year-end values of each investment are based on share price appreciation and the reinvestment of dividends. The stock price performance shown below is not necessarily indicative of future performance.

	12/31/99	12/31/00	12/31/01	12/28/02	12/27/03	12/25/04
Supreme Industries, Inc.	$100	$48	$71	$70	$112	$119

AMEX Industrial Manufacturing Index	$100	$123	$98	$75	$131	$142

AMEX (US) Total Return Index	$100	$94	$85	$71	$95	$108

Assumes $100 invested on December 31, 1999 in Supreme Industries, Inc. Stock, the AMEX Industrial Mfg. Index and the AMEX (US) Total Return Index.

Transactions With Management

As part of its original acquisition on January 19, 1984 of the specialized vehicle manufacturing business now being operated by it, Supreme Corporation acquired an option to purchase certain real estate and improvements at its Goshen, Indiana, and Griffin, Georgia facilities, leased to it by lessors controlled by the sellers of such business (one of whom is Mr. Omer G. Kropf). The option agreement provided that the option would expire on January 8, 1989, and that, prior to that time, it could be assigned to either or both of Messrs. William J. Barrett and Herbert M. Gardner, members of the Company’s Board of Directors.

On July 25, 1988, Supreme Corporation assigned the option (with the consent of the grantors of the option) to a limited partnership (the “Partnership”). The general partner of the Partnership is Supreme Corporation, and the limited partnership interests therein are owned (directly or indirectly) by individuals including Mr. Barrett, Mr. Gardner, Mr. Kropf, Dr. Cantwell, and Mr. Campbell, all of whom are members of the Company’s Board of Directors.

In a transaction consummated on July 25, 1988, the Partnership exercised the option and purchased all of the subject real estate and improvements. Also on July 25, 1988, the Partnership and Supreme Corporation entered into new leases covering Supreme facilities in Goshen, Indiana, and Griffin, Georgia, at initial rental rates equivalent to those paid pursuant to the lease agreements with the prior lessors. The leases have terms expiring in 2010. The leases granted to Supreme Corporation contain options to purchase the properties for an aggregate initial price of $2,765,000 (subject to increases after the first year based upon increases in the Consumer Price Index). During the current year ending December 31, 2005, Supreme Corporation is obligated to pay approximately $367,000 in minimum lease payments to the Partnership under the lease agreements.

In order to carry out the purchase of the subject real estate and improvements, the Partnership borrowed from a bank $2,363,000 collateralized by mortgages on such real estate, a security interest in specified personal properties, and the assignments of the leases. The initial capital contribution of the Partnership’s limited partners covered the balance of the purchase price.

Mr. Kropf, Executive Vice President and Director of the Company, is Secretary-Treasurer and sole shareholder of Quality Transportation. The Company’s subsidiary, Supreme Corporation, purchases delivery services from Quality Transportation in the ordinary course of business. During the year ended December 25, 2004, Supreme Corporation purchased delivery services of $3,219,000 from Quality Transportation. All transactions were without special terms or conditions and were as favorable as those that the Company could have obtained from non affiliated third parties.

On April 28, 2000, Supreme Corporation entered into a Lease Agreement with Mr. Kropf for the lease from Mr. Kropf of a warehouse facility located on approximately 10 acres of land close to Supreme Corporation’s FRP manufacturing facility in Ligonier, Indiana. The lease was for an initial term of three (3) years terminating April 30, 2003 for a rental amount of $402,660 for the term, payable in equal monthly installments of $11,185. The rental amount was based on an independent third party appraisal. Supreme Corporation had two (2) renewal options of three (3) years each at a rental rate equal to the rental amount for the initial term, adjusted upward for any increase in the Consumer Price Index. Supreme did not exercise its renewal option at the expiration. The Company is currently leasing this property from Mr. Kropf on a month-to-month basis and is engaged in negotiations with Mr. Kropf for either an extended lease agreement or the possible purchase of this property at its appraised fair market value.  The current rental is on a month-to-month basis at 12 cents per square foot for the amount of space actually needed. In addition, during peak business Supreme leases land from Mr. Kropf for chassis storage. Rentals paid to Mr. Kropf under the above agreements were $75,150 during 2004.  Mr. Kropf owns property adjacent to Supreme Corporation’s manufacturing facility in Goshen, Indiana, and the Board of Directors has determined that it will be in the best interests of the Company to purchase this property and to also purchase the land which Supreme Corporation leases from Mr. Kropf for chassis storage.  On May 2, 2005, Supreme Corporation and Mr. Kropf agreed to an arrangement whereby there will be an independent third party appraisal of both such tracts of land with Supreme Corporation to purchase both of them for cash at a purchase price equal to the value as determined by the appraisal.

Rice M. Tilley, Jr. resigned as director effective February 21, 2005. During fiscal year 2004, Mr. Tilley was a member of the law firm of Law, Snakard & Gambill, a professional corporation, which performed legal services for the Company.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Representatives of Crowe Chizek and Company LLC will be present at the Annual Meeting of Shareholders, will have the opportunity to make a statement if they desire to do so, and also will be available to respond to appropriate questions at the meeting.

The Company’s Board of Directors recommends that you vote FOR ratification of the selection of Crowe Chizek and Company LLC as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2005.

OTHER MATTERS

The Company’s management knows of no other matters that may properly be, or which are likely to be, brought before the meeting. However, if any other matters are properly brought before the meeting, the persons named in the enclosed proxy, or their substitutes, will vote in accordance with their best judgment on such matters.

SHAREHOLDER PROPOSALS

A shareholder proposal intended to be presented at the Company’s Annual Meeting of Shareholders in 2006 must be received by the Company at its principal executive offices in Goshen, Indiana, on or before December 1, 2005 in order to be included in the Company’s proxy statement and form of proxy relating to that meeting.

FINANCIAL STATEMENTS

The Company’s Annual Report to Shareholders for the fiscal year ended December 25, 2004, was sent to the Company’s shareholders with the proxy materials earlier mailed to the shareholders on or about March 25, 2005.

A COPY OF THE COMPANY’S MOST RECENT ANNUAL REPORT ON FORM 10-K IS AVAILABLE, WITHOUT CHARGE, UPON WRITTEN REQUEST TO THE TREASURER, SUPREME INDUSTRIES, INC., P.O. BOX 237, 2581 EAST KERCHER ROAD, GOSHEN, INDIANA 46528

By Order of the Board of Directors

Goshen, Indiana
May 3, 2005	/s/William J. Barrett

SUPREME INDUSTRIES, INC.

This Proxy is Solicited on Behalf of the Board of Directors

2581 East Kercher Road, Goshen, Indiana 46528

The undersigned hereby appoints Robert W. Wilson and Herbert M. Gardner, as Proxies, each with the power to appoint his substitute, and hereby authorizes them, to represent and to vote, as designated on the reverse side, all shares of Class A Common Stock of Supreme Industries, Inc. (the “Company”) held of record by the undersigned on May 2, 2005 at the Annual Meeting of Shareholders to be held on June 2, 2005 or at any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2, AND 3.

(Continued and to be signed on reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

SUPREME INDUSTRIES, INC.

June 2, 2005

Please sign, date, and mail your proxy card in the

envelope provided as soon as possible.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2 AND 3.

PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARX YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

(1) ELECTION OF DIRECTORS:	NOMINEES
FOR ALL NOMINEES	H. DOUGLAS SCHROCK	0
	MARK C. NEILSON	0
WITHHOLD AUTHORITY	ARTHUR M. BORDEN	0
FOR ALL NOMINEES

FOR ALL EXCEPT

INSTRUCTION:  To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:    •

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

	FOR	AGAINST	ABSTAIN
(2) APPROVAL OF AMENDMENTS TO 2004, 2001, AND 1998 STOCK OPTION PLANS.

	FOR	AGAINST	ABSTAIN
(3) RATIFICATION OF SELECTION OF CROWE CHIZEK AND COMPANY LLC AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Returned proxy forms when properly executed will be voted: (I) as specified on the matters listed above; (2) in accordance with the Directors’ recommendations where a choice is not specified; and (3) in accordance with the judgment of the proxies on any other matters that may properly come before the meeting.

PLEASE DATE AND SIGN BELOW AND MAIL PROMPTLY IN THE ENCLOSED ENVELOPE.

Signature of Shareholder                               Date               , 2005       Signature of Shareholder                                  Date                 , 2005

NOTE:  Please sign exactly as your name or names appear on the Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign the full corporate name by the duly authorized officer, giving full title as such. If signer is a partnership, please sign in the partnership name by the authorized person.